Exhibit 10.10

FORM OF

FOURTH AMENDED AND RESTATED

EXPENSE SUPPORT AGREEMENT

This Fourth Amended and Restated Expense Support Agreement (this “Agreement”) is made this             day of     , 2015, by and between RREEF Property Trust Inc., a Maryland corporation (the “Company”), and RREEF America L.L.C., a Delaware limited liability company (the “Advisor,” and together with the Company, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Amended and Restated Advisory Agreement, dated as of             , 2015 (the “Advisory Agreement”), by and among the Company, Advisor, and RREEF Property Operating Partnership, LP, the Company’s operating partnership (the “Operating Partnership”).

WHEREAS, the Company invests in a diversified portfolio of high quality, income-producing real estate properties and other real estate-related assets, primarily with the proceeds from its continuous public offering of shares of its common stock (the “Offering”);

WHEREAS, the Company, the Advisor and the Operating Partnership have entered into the Advisory Agreement, which, among other things, provides for the reimbursement by the Company to the Advisor for Organizational and Offering Expenses and other expenses incurred by the Advisor on behalf of the Company and the Operating Partnership;

WHEREAS, the Company and the Advisor previously entered into that certain Expense Support Agreement, dated May 29, 2013 (the “Original Agreement”), pursuant to which the Advisor may pay a portion of the Company’s Total Operating Expenses and Organizational and Offering Expenses during the Company’s early stages of operations;

WHEREAS, the Company and the Advisor previously entered into that certain First Amended Expense Support Agreement, dated November 11, 2013 (the “First Amended Agreement”), that certain Second Amended and Restated Expense Support Agreement, dated May 8, 2014 (the “Second Amended Agreement”) and that certain Third Amended and Restated Expense Support Agreement, dated December 16, 2014 (the “Third Amended Agreement”); and

WHEREAS, the Company and the Advisor now desire to amend and restate the Third Amended Agreement pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

1. Expense Payments.

The Advisor has, and shall continue to, incur expenses on behalf of the Company, including, without limitation, Organizational and Offering Expenses and Total Operating Expenses. Any such expenses paid to third parties by the Advisor or reimbursed to the Company or to the Operating Partnership by the Advisor pursuant to the preceding sentence shall be referred to herein as an “Expense Payment.” Expense Payments by the Advisor will continue under this Agreement until the earlier of the date the Company receives $200 million in aggregate Gross Proceeds (the “Gross Proceeds Limit”) or the date the aggregate Expense Payments by the Advisor under this Agreement (which, for the avoidance of doubt, includes the Original Agreement, the First Amended Agreement, the Second Amended Agreement and the Third Amended Agreement) exceed $9.2 million (the “Expense Payment Limit”). The Advisor shall not make any Expense Payment that would adversely affect the Company’s ability to qualify and maintain its qualification as a REIT for federal tax purposes. For the avoidance of doubt, this Section 1 shall not apply to any Organizational and Offering Expenses incurred by the Advisor that are subject to reimbursement by the Company to the Advisor pursuant to Section 12(d) of the Advisory Agreement and such Organizational and Offering Expenses are not deemed Expense Payments.

2. Expenses Borne by Company.

(a) Notwithstanding Section 1 of this Agreement, the Company will continue to incur and pay certain fees and property level expenses (inclusive of acquisition related expenses and interest expense on monies borrowed against the properties), which expenses are not subject to the terms of this Agreement and for which the Company shall not be entitled to reimbursement from the Advisor.

(b) Notwithstanding Section 1 of this Agreement, commencing with the fourth calendar quarter of 2014, the Company, as opposed to the Advisor, will incur and pay certain Total Operating Expenses (“Company Operating Expenses”), which expenses, for the avoidance of doubt, will not be Expense Payments under this Agreement and for which the Company will not be entitled to reimbursement from the Advisor. The amount of Company Operating Expenses incurred by the Company during each calendar quarter will be limited to no more than 25% multiplied by an amount equal to the greater of (1) 2.0% of the Company’s Average Invested Assets (as defined in the Advisory Agreement) over the four calendar quarters immediately prior and (2) 25.0% of the Company’s Net Income (as defined in the Advisory Agreement) over the four calendar quarters immediately prior (such amount, the “Quarterly Limit”). Any Company Operating Expenses in excess of the Quarterly Limit for any calendar quarter shall be incurred -by the Advisor and shall be deemed Expense Payments under this Agreement, subject to the Expense Payment Limit and the Gross Proceeds Limit pursuant to Section 1 hereof.

(c) Notwithstanding Section 1 of this Agreement, in the fourth calendar quarter of 2014, the Company paid approximately $350,000 in Organizational and Offering Expenses, which payment, for the avoidance of doubt, was not an Expense Payment under this Agreement and for which the Company was not entitled to reimbursement from the Advisor. Thereafter, the Company does not anticipate paying any additional Organizational and Offering Expenses, and any Organizational and Offering Expenses not incurred and paid by the Company shall be incurred and paid by the Advisor and shall be deemed Expense Payments under this Agreement, subject to the Expense Payment Limit and the Gross Proceeds Limit pursuant to Section 1 hereof. In the event that the Company, as opposed to the Advisor, elects to incur and pay any additional Organizational and Offering Expenses in the future, the Parties hereto will amend this Agreement as is appropriate to reflect the Company’s payment of such additional Organizational and Offering Expenses. Notwithstanding anything to the contrary, in no event will the amount of Organizational and Offering Expenses incurred and paid by the Company (and not reimbursed by the Advisor) cause the Company’s total Organizational and Offering Expenses to exceed 15% of aggregate Gross Proceeds.

3. Reimbursement Payments to the Advisor.

(a) Following the date that the Expense Payment Limit or the Gross Proceeds Limit is reached, (1) the Advisor will cease incurring Expense Payments, and (2) thereafter, any Organizational and Offering Expenses and Total Operating Expenses incurred by the Advisor on behalf of the Company or the Operating Partnership will be subject to reimbursement to the Advisor by the Company on no less than a monthly basis pursuant to the terms of Section 12(c) of the Advisory Agreement, subject to the limits set forth in Section 12(a) and Section 14 of the Advisory Agreement, as applicable.

(b) Commencing with the first calendar quarter of the calendar year immediately following the calendar year in which either the Expense Payment Limit or the Gross Proceeds Limit is reached, within the first 30 calendar days of such first calendar quarter and within the first 30 days of each subsequent calendar quarter, the Company shall pay to the Advisor an amount in cash calculated pursuant to this Section 3 until the aggregate of all Expense Payments have been reimbursed by the Company. Any payment required to be made by the Company pursuant to this Section 3 shall be referred to herein as a “Reimbursement Payment.” Notwithstanding the foregoing, the Company may, in its sole discretion, reimburse the Advisor for all or any portion of the Expense Payments at any time in advance of the date that such reimbursements would otherwise be due pursuant to this Section 3.

(c) The amount of the Reimbursement Payment for any calendar quarter in which a Reimbursement Payment is required shall equal the lesser of (i) $250,000 (as adjusted pursuant to this Section 3(c), the “Maximum Reimbursement”) and (ii) the aggregate amount of all Expense Payments made by the Advisor prior to the last day of such calendar quarter that have not been previously reimbursed by the Company to the Advisor; provided, however, that (1) the amount of the Maximum Reimbursement will be increased (x) from $250,000 to $325,000 commencing with the calendar quarter immediately following the calendar quarter in which the Company raises $850 million in aggregate Gross Proceeds, and (y) from $325,000 to $400,000 commencing with the calendar quarter immediately following the calendar quarter in which the Company raises $1.9 billion in aggregate Gross Proceeds, and (2) the amount of any Reimbursement Payment shall be reduced by an amount necessary to ensure that (x) such Reimbursement Payment will not cause the aggregate Organizational and Offering Expenses paid by the Company to exceed 15% of aggregate Gross Proceeds as of the date of the Reimbursement Payment, and (y) the Company’s ability to qualify and maintain its qualification as a REIT for federal tax purposes is not adversely affected. In the event that a Reimbursement Payment is reduced pursuant to this Section 3(c), such Reimbursement Payment shall remain subject to reimbursement by the Company to the Advisor in a future quarter pursuant to this Section 3. For the avoidance of doubt, (i) the amount of the Reimbursement Payment paid in any calendar quarter pursuant to this Section 3(c) will not be aggregated with the Company’s cumulative Total Operating Expenses for any four consecutive calendar quarters that includes the calendar quarter in which such Reimbursement Payment is paid, and instead, the amount of the unreimbursed Expense Payment(s) comprising such Reimbursement Payment shall have been previously aggregated with the Company’s cumulative Total Operating Expenses for the four calendar quarter period(s) ending with the calendar quarter(s) in which such Expense Payments were originally incurred (the “Prior 2%/25% Periods”), and (ii) if an unreimbursed Expense Payment incurred during a Prior 2%/25% Period exceeded the 2%25% Guidelines for such Prior 2%/25% Period, the amount of such excess will only be reimbursed pursuant to this Section 3(c) to the extent that the Company’s independent directors previously approved such excess with respect to the applicable Prior 2%/25% Period.

(d) Notwithstanding Section 3(c), the Company will reimburse the Advisor in cash for all remaining unreimbursed Expense Payments due under this Agreement (a “Lump Sum Payment”) in the event that, for a period of two consecutive calendar quarters, (i) the Company has positive cash flow for the quarter after the payment of a 5.0% annualized distribution on all classes of Shares, excluding any reinvestment of distributions, with “cash flow” for these purposes calculated as set forth on Schedule A hereto, and (ii) distributions paid by the Company for such quarters are one hundred percent (100%) or less as a percentage of both the Company’s Funds From Operations, as defined by the National Association of Real Estate Investment Trusts and calculated by the Company in accordance with historical practice, and Modified Funds From Operations, as defined by the Investment Program Association and calculated by the Company in accordance with historical practice, for such quarter ((i) and (ii), collectively, the “Lump Sum Payment Triggers”). Any Lump Sum Payment made pursuant to this Section 3(d) will be paid by the Company to the Advisor within sixty (60) calendar days after the end of the second consecutive calendar quarter in which the Lump Sum Payment Triggers are satisfied. Notwithstanding the foregoing, the amount of any Lump Sum Payment shall be reduced by an amount necessary to ensure that (x) such Lump Sum Payment will not cause the aggregate Organizational and Offering Expenses paid by the Company to exceed 15% of aggregate Gross Proceeds, and (y) the Company’s ability to qualify and maintain its qualification as a REIT for federal tax purposes is not adversely affected. For the avoidance of doubt, (i) the amount of any Lump Sum Payment will not be aggregated with the Company’s cumulative Total Operating Expenses for any four consecutive calendar quarters that includes the calendar quarter in which the Lump Sum Payment is made, and instead, the amounts of the unreimbursed Expense Payments comprising the Lump Sum Payment shall have been previously aggregated with the Company’s cumulative Total Operating Expenses for the Prior 2%/25% Periods in which such unreimbursed Expense Payments were originally incurred, and (ii) if an unreimbursed Expense Payment incurred during a Prior 2%/25% Period exceeded the 2%/25% Guidelines for such Prior 2%/25% Period, the amount of such excess will only be reimbursed as part of the Lump Sum Payment pursuant to this Section 3(d) to the extent that the Company’s independent directors previously approved such excess with respect to the applicable Prior 2%/25% Period.

4. Termination and Survival.

(a) This Agreement shall become effective as of the date of this Agreement and shall continue until terminated pursuant to Section 4(b), 4(c) or 4(d) or by the mutual agreement of the Parties.

(b) This Agreement may be terminated by the Advisor at any time, without the payment of any penalty, upon 30 days’ notice.

(c) This Agreement may be terminated by the Company at any time, without the payment of any penalty, upon 30 days’ notice.

(d) This Agreement shall automatically terminate in the event of (i) the termination by the Company of the Advisory Agreement for Cause or (ii) a determination by the Board to dissolve or liquidate the Company.

(e) In the event that this Agreement is terminated by the Advisor pursuant to Section 4(b) or automatically terminated pursuant to Section 4(d), the Company shall continue to make Reimbursement Payments to the Advisor pursuant to Section 3(b) and calculated according to Section 3(c) for all Expense Payments which have not been previously reimbursed by the Company. In the event that this Agreement is terminated by the Company pursuant to Section 4(c), within 30 days after such termination becomes effective, the Company shall reimburse the Advisor for all Expense Payments which have not been previously reimbursed by the Company. At the discretion of the Company, such reimbursement may be in the form of cash, a non-interest bearing promissory note with equal monthly principal payments over a term of no more than five years, or any combination thereof.

(f) Sections 4 and 5 of this Agreement shall survive any termination of this Agreement.

5. Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the Parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the Parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. Nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company’s Articles of Amendment and Restatement or Bylaws, as each may be amended or restated, or to relieve or deprive the board of directors of the Company of its responsibility for and control of the conduct of the affairs of the Company.

(c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d) The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Advisor.

(e) This Agreement shall only be amended in writing by the mutual consent of the Parties. This Agreement may be executed by the Parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Third Amended and Restated Expense Support Agreement to be executed by their duly authorized representatives as of the date first written above.

RREEF PROPERTY TRUST, INC.

By:

James N. Carbone
Chief Executive Officer and President

By:

Julianna S. Ingersoll
Chief Operating Officer and Vice President

RREEF AMERICA L.L.C.

By:

Todd Henderson
Managing Director

By:
Aimee Samford
Director

SCHEDULE A

“Cash flow” is calculated as follows:

Income from investments (property, real estate securities and real estate loans), less:

•	expenses specific to each investment portfolio

•	fund level expenses

•	fees (advisory fee, performance fee, dealer manager fee, distribution fee)

•	offering & organizational costs

•	financing costs

•	property and fund level interest expense

•	reimbursements owed

•	distribution payments (5% annualized yield)

•	redemptions